UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Rockies Region Private Limited Partnership

(Name of Registrant as Specified In Its Charter)

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Explanatory Note
     The following is a copy of a slide presentation dated May 2011 intended to be used in meetings with investors, certain registered representatives of PDC Securities Incorporated and broker-dealer home offices.

September 27-29, 2010 Investor Update 2005 Partnership Purchase Offers May 2011

Disclaimer The following information contains "forward-looking statements" regarding the business, financial condition, results of operations and prospects for PDC 2005-A Limited Partnership, PDC 2005-B Limited Partnership and Rockies Region Private Limited Partnership (collectively, the "Partnerships" or the "Registrants". All statements other than statements of historical facts included in and incorporated by reference into this information are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated natural gas and oil production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and the strategies, plans and objectives of Petroleum Development Corporation, the managing general partner of the Partnerships ("PDC" or the "Managing General Partner"). However, these words are not the exclusive means of identifying forward-looking statements herein. PDC now conducts business under the name "PDC Energy." Although forward-looking statements contained in this information reflect the Managing General Partner's good faith judgment, such statements can only be based on facts and factors currently known to the Managing General Partner. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in production volumes, worldwide demand, and commodity prices for natural gas and oil; changes in estimates of proved reserves; the timing and extent of the Partnership's success in further developing and producing the Partnership's natural gas and oil reserves; the Managing General Partner's ability to acquire drilling rigs, supplies and services at reasonable prices; risks incident to the recompletion and operation of natural gas and oil wells; future production and well recompletion costs; the availability of Partnership future cash flows for investor distributions or funding of Well Recompletion Plan activities; the timing and closing, if consummated, of the proposed merger of the Partnerships with and into PDC's wholly-owned subsidiary, the availability of funding for the consideration payable by PDC and its wholly-owned subsidiary, to consummate the merger; the availability of sufficient pipeline and other transportation facilities to carry Partnership production and the impact of these facilities on price; the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America, or U.S.; changes in environmental laws and the regulations and enforcement related to those laws; the identification of and severity of environmental events and governmental responses to the events; the effect of natural gas and oil derivatives activities; conditions in the capital markets; and losses possible from pending or future litigation. Further, each Partnership urges the reader to carefully review and consider the cautionary statements made in each Partnership's annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, or SEC, on March 30, 2011, ("2010 Form 10-K"), and each Partnership's other filings with the SEC and public disclosures. Each Partnership cautions you not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Other than as required under the securities laws, each Partnership undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. The Schedules 13E-3 filed with the SEC for each Partnership with respect to the proposed mergers will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. The information contained in this presentation is qualified in its entirety by the information contained in each Partnership's proxy statement and proxy supplement, including the appendices thereto, 2010 Form 10-K, other filings with the SEC and public disclosures. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. 1

Introduction/Background PDC is offering to purchase the following three limited partnerships: PDC 2005-A PDC 2005-B Rockies Region 2005 (RRPLP) Each of the Partnerships has filed a definitive proxy statement and a definitive proxy supplement with the SEC As a result of the increase in commodity prices since the execution of the merger agreements in November 2010, PDC filed proxy supplements to offer additional merger consideration to the Investor Partners of each of the Partnerships. The proxy supplement for each of the Partnerships includes a detailed description of the corresponding offer, calculation of the offer amount, a fairness opinion from Houlihan Lokey, dated April 15, 2011, audited financial statements for year ended December 31, 2010, the respective 2010 year-end Ryder Scott reserve report and risk factors relating to the offer and the merger transaction. 2

Introduction/Background Updated pricing using 100% of the five year NYMEX forward pricing strip as of February 17, 2011, increased the offers as follows: Also included in the proxy statement is the proxy form/ballot: Investors of each Partnership are being asked to vote on three proposals: To amend the partnership agreement to allow the investors to vote on the merger (PDC to buy back) To approve the merger and receive a lump sum cash payment in exchange for all of their units in the applicable Partnership To approve any proposal to adjourn the meeting until a later date if necessary Investors can vote by: Mailing in the proxy card included with the proxy statement Voting on-line at www.pdcgas.com/castmyvote.cfm (Investors are required to enter their Unique ID = 8 to 10 digit number found on the bottom left of the proxy card included in the proxy statement) Attending the "Special Meeting of Investors" 3 Partnership Original Merger Consideration Per Unit New Merger Consideration Per Unit PDC 2005-A $7,000 $8,060 PDC 2005-B $5,506 $6,544 RRPLP $6,603 $8,182

Reasons for the Purchase Offer: For the Partners: Immediate liquidity/lump sum payout An expected decrease in future cash flows available for distributions due to: Lower realized natural gas prices Declining production from normal declines Increases in operating expenses and repairs and maintenance associated with aging wells Simplification of income tax reporting by eliminating the partnership Schedule K-1s For PDC: A shift in PDC's corporate strategy = PDC stopped offering partnerships in 2007 and now desires to exit the partnership business altogether by buying back existing partnerships. Administrative efficiencies expected to be achieved as a result of the elimination of costs associated with treating the Partnerships as separate public companies. 4

2005 Partnership Offers and LTM Cash Flow Multiple Effective transaction date for determining the per unit merger amount is January 1, 2011 Partners will receive: The purchase offer price + plus refrac withholding from October 2010 through February 2011 - minus cash distributions paid after February 2011 Twelve months distributable cash flows per limited partnership unit includes distributable cash flows per limited partnership unit through December 2010 = February 2011's distribution check plus the addition of the refrac withholding. 5 PER UNIT PER UNIT PER UNIT Twelve months ended Dec 2010 distributable cash flows per limited partnership NewPurchase Offer Twelve months ended Dec 2010 cash flow multiple from distributable cash flows per limited partnership 2005-A $1,345 $8,060 5.99 2005-B $1,086 $6,544 6.03 RRPLP $1,437 $8,182 5.69

2005 Partnership Offers & Estimated Returns (1)

PDC ENERGY

Depending on the partnership, investors will receive a 133% to 164% total return if the corresponding purchase offer/merger is approved(1)

	2005A		2005B		RRPLP	
	Amount	% Return(1,4)	Amount	% Return(1,4)	Amount	% Return(1,4)
Cumulative Cash Distributions (2)	$16,869	84.3%	$12,485	62.4%	$14,324	71.6%
Cumulative Tax Savings (3,4)	7,874	39.4%	7,750	38.7%	7,942	39.7%
Total Return before Merger	24,743	123.7%	20,235	101.2%	22,266	111.3%
Purchase Offer/Unit(5)	8,060	40.3%	6,544	32.7%	8,182	40.9%
Total Return incl Purchase Offer(5)	32,803	164.0%	26,779	133.9%	30,448	152.2%

(1) Based on $20,000 investment in the Partnership at the time of the Partnership's formation.
(2) Includes cash distributions for production through December 2010 = February 2011's cash distribution check.
(3) Assumes the maximum federal income tax rate of 35%, plus 4% for state income taxes.
(4) Returns calculated gross of taxes. The "Cumulative Tax Savings" assumes the investment was made as General partner and includes the initial IDC deduction as well as the annual percentage depletion tax savings.
(5) Excludes adjustments for (i) the addition of the amounts withheld from per unit cash distributions by each Partnership from October 1, 2010 through February 28, 2011 for such Partnership's well refracturing plan and (ii) the subtraction of the sum of the per unit cash distributions made after February 28, 2011.

6

Purchase Offer Calculation The purchase offer is based on a calculation of all estimated future net cash flows from the Partnership's estimated production and reserves (including refracs) by discounting those cash flows back to the current timeframe. This calculation allows PDC to capture the potential future value of the Partnerships and pay the partners this expected value today. Calculation inputs: Oil price of approximately $97.43/Barrel* Gas price of approximately $5.00/Mcf* 15% discount rate for proved developed reserves we are currently producing 25% discount rate for proved developed non-producing reserves that would require capital investment for production to occur (i.e. refracs -The higher discount rate reflects the additional risk associated with capital investment required to capture these non- producing reserves. There is higher risk due to unknown production results from both operational and geological factors, along with commodity price risk and cost of operating, environmental and refracturing services.) Non-proven drilling projects were valued at $10,000/drilling location 7 * Price is 100% of the NYMEX five -year future prices strip as of 02/17/2011. Prices are then adjusted for standard industry adjustments and differentials by area

Reserves & Production Composition While oil prices have increased significantly over recent months, the 2005 partnerships are much more natural gas weighted, reducing the impact of oil price increases Composition of Production Composition of Reserves Future long term forecasts show a very strong oil price relative to gas (19:1 ratio between oil and natural gas prices) while the 2005 partnerships are more weighted to gas. 5-year average oil price: $97.43 5-year average gas price: $5.00 Both averages associated with the pricing used for the $43.3 million offer 2005 Partnerships are gas-weighted 8

2010 Cash Distributions (per unit) 9 (CHART)

2010 Cash Distributions (per unit) 10 (CHART)

2010 Cash Distributions (per unit) 11 (CHART)

Refrac Discussion PDC is withholding a portion of the cash distributions to fund the capital investment required to perform the refracs. Even withholding substantially all of the cash distributions to the partners, it would take the Partnerships 4 to 5 years to fund all of the refracs. This withholding of cash distributions, depending on the results of operations, could create taxable income from the Partnership without any corresponding distributions. (Please consult your tax adviser.) The purchase offer for each Partnership includes an expected refrac value of the wells for each Partnership (assuming 100% success rate and excluding pricing, operational, and execution risk). 12

Why is PDC Only Making an Offer on the 2005 Partnerships? The more recent partnerships are still experiencing steep production declines. Generally, the older the partnership, the better the economics for refracing. A merger proxy can only be filed if the partnership is current with its SEC financial reporting requirements. PDC purchased the four 2004 partnerships in December 2010. In November 2010, at the time of the execution of the merger agreements for the 2005 partnerships, the 2005 partnerships were the oldest partnerships which were current in their SEC financial reporting requirements. 13

Voting Proxy Questions Concerning Delay and Supplement If your client has already voted their proxy, it is not necessary for them to re-vote unless they would like to change their vote. If they have not yet voted their proxy, they may cast their vote by visiting our website at http://www.pdcgas.com/castmyvote.cfm or by completing, dating, signing and returning the proxy card received with their definitive statement to PDC at 120 Genesis Blvd, Bridgeport, WV 26330. If your client has already voted their proxy, and wishes to change their vote, they may visit our website at http://www.pdcgas.com/castmyvote.cfm or they may complete, date, sign and mail the proxy card received with the definitive proxy statement to the address listed above. Investing partners may also change their vote by attending the special meeting and voting in person. Investing partners who attend the special meeting may vote in person, even if they have previously delivered a signed proxy, including a proxy voted over the internet. 14

What Happens if a Majority of the Partners Vote "YES"? If a majority of the outstanding limited partnership units held by investor partners approve the proposed amendment and merger agreement, ALL investors are bound by the vote and upon consummation of the merger: You will receive a check equal to the per-unit offer amount (see Slide 3) multiplied by the units you hold, less cash distributions you receive after February 28, 2011.* The check will be mailed to each investor's address designated for distributions, on file with PDC and the Partnership, unless another address is indicated when voting.* You will no longer receive your partnership distribution checks once the transaction closes. You will receive your final income tax information on Form K-1 for the 2011 tax year in February 2012 at the latest. * This process will not apply to investors that assert their dissenters rights. Under West Virginia law, investors in the Partnerships have the right to dissent from the merger, and demand appraisal rights to receive a payment in cash for the fair value of their limited partnership units. The West Virginia statutory scheme is very complicated and failure to follow the statutory provisions precisely may result in such investor's loss of appraisal rights under West Virginia law. The West Virginia statutory provisions relating to appraisal rights are provided in their entirety in each Partnership's proxy statement. 15

2005 Partnership Buyback Tax Implications If the majority of the partners vote "yes", the 2011 tax implications could be: The sales proceeds from this transaction could be taxable as ordinary income (gain) in 2011. This is a result of the intangible drilling cost deduction in the first year of the partnership offsetting ordinary income and lowered the partner's tax basis in the partnership. Syndication fees were approximately 10% of your original investment and were not allowable as a deduction in the first year of the partnership. Your sale of your partnership unit will allow this amount to be included in your basis in determining your taxable income. Information regarding this transaction will be provided to each investor along with your Form K-1 for 2011. Please consult your tax advisor to determine the tax impact to you on your federal and state income tax returns. 16

What Happens if a Majority of the Partners DO NOT Vote "Yes"? If less than a majority of the outstanding limited partnership units held by investor partners approve the proposed amendment and merger agreement, ALL investors are bound by the vote and: PDC will withdraw its offer. Each investor will continue to be an investor in the partnership. The partnership will continue its normal business operations. PDC will continue withholding a portion, if not all, of the cash flows to begin accumulating capital to fund the refracs. 17

Contact Information QUESTIONS: Contact PDC at 877-395-3228 (dedicated line to answer merger/purchase offer questions) Email pdcgas@pdcgas.com VOTE: Mail in the proxy card included with the proxy statement Vote on-line at www.pdcgas.com/castmyvote.cfm (Investors are required to enter their Unique ID = 8 to 10 digit number found on the bottom left of the proxy card included in the proxy statement) Attend the "Special Meeting of Investors" on June 15, 2011. 18